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USG CORPORATION REPORTS THIRD QUARTER 2007
NET SALES OF $1.3 BILLION AND NET EARNINGS OF $7 MILLION
     Third Quarter 2007 vs. Third Quarter 2006
▪	Results reflect sharply lower home construction activity

▪	Profitability impacted by decline in wallboard prices, shipments

▪	Worldwide Ceilings results improve as commercial construction grows
     CHICAGO, October 23, 2007 — USG Corporation (NYSE:USG), a leading building products company, today reported third quarter 2007 net sales of $1.3 billion and net earnings of $7 million. Diluted earnings per share were $0.07 based on 99.2 million average diluted shares outstanding for the third quarter of 2007. For the same period a year ago, the corporation reported net sales of $1.5 billion and net earnings of $153 million, or $1.71 per diluted share based on 89.9 million average diluted shares outstanding.
     The corporation’s consolidated third quarter 2007 results included a $4 million pretax charge ($3 million after-tax, or $0.03 per share) to write off deferred financing fees related to the early repayment of the corporation’s $500 million bank term loan and an unfavorable tax adjustment of $6.7 million, or $0.07 per share, resulting from a correction of the deferred tax balances of prior years. Results in the third quarter also included a restructuring provision of $3 million ($2 million after-tax, or
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$0.02 per diluted share) associated with the corporation’s salaried workforce reduction program announced earlier this year. On an operating segment basis, the allocation of this charge was approximately $1 million for United States Gypsum Company, approximately $1 million for the gypsum division of CGC Inc. and approximately $1 million for USG Interiors, USG International and Corporate combined.
     “Conditions in the housing market have deteriorated further as the inventory of unsold homes continues to build and the availability of mortgage financing has tightened,” said William C. Foote, Chairman and CEO. “The residential repair and remodeling market is softening as well. As expected, this has led to lower wallboard shipments and prices, significantly reducing our sales and profits.
     “We are managing the company to optimize performance in two different time frames,” Foote explained.   “In the near term, we are scaling back operations to reduce costs.  Since the market began to decline, we have curtailed or closed 2.6 billion square feet of wallboard manufacturing capacity, closed four L&W Supply locations and eliminated 1,100 hourly and salaried positions.  We are prepared to make further adjustments to our operations as necessary.  In addition, we strengthened our balance sheet during the third quarter by extending the maturity on $500 million of debt.”
     Foote continued, “At the same time, we’re continuing to make strategic capital investments in new manufacturing and distribution capabilities. Our performance through past cycles demonstrates that the best way to meet future demand is to prepare for it today, as there is generally a multiyear lead time for these projects. The plants we are building are low cost and located close to major population centers whose growth will fuel future demand for our products.
     “We do not expect a quick rebound in the housing market,” Foote added. “Market conditions suggest that the housing market will remain weak for the balance of 2007 and at least through 2008. When the market recovers, USG will be in an excellent strategic position with low-cost manufacturing
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capacity and more distribution locations in high-growth markets than in previous cycles. Having the lowest average delivered cost position in the industry is an important competitive advantage at all points in the business cycle.”
     Net sales for the first nine months of 2007 were $4.0 billion versus net sales of $4.5 billion for the same period in 2006. Net earnings for the first nine months of 2007 were $104 million, or $1.07 per diluted share, compared with $188 million, or $3.03 per diluted share for the first nine months of last year. The corporation’s consolidated results for the first nine months of 2007 included pretax provisions totaling $18 million ($11 million after-tax, or $0.11 per diluted share) for the previously mentioned salaried workforce reduction program and the shutdown of a steel framing manufacturing plant. Results for the first nine months of 2007 also included charges totaling $14 million ($9 million after-tax, or $0.09 per diluted share) to write off deferred financing fees primarily due to the first quarter repayment of a tax bridge loan and the third quarter repayment of a bank term loan.
     Results for the third quarter of 2006 included a $17 million ($10 million after-tax, or $0.11 per diluted share) reversal of a reserve for asbestos-related claims. Through the first nine months of 2006, a total of $44 million ($27 million after-tax, or $0.43 per diluted share) of the reserve for asbestos-related claims was reversed. Third quarter and first nine months of 2006 results also included charges for post-petition interest and fees related to pre-petition obligations. These pretax charges for the third quarter and first nine months of 2006 were $8 million and $528 million, respectively. The corresponding after-tax amounts for the third quarter and first nine months of 2006 were $5 million, or $0.06 per diluted share, and $326 million, or $5.24 per diluted share, respectively.
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Core Business Results
North American Gypsum
     USG’s North American Gypsum business recorded net sales of $698 million and an operating loss of $2 million in the third quarter of 2007. Net sales of $909 million and operating profit of $219 million were reported in the same period a year ago.
     United States Gypsum Company realized third quarter 2007 net sales of $592 million and an operating loss of $14 million. Results in the third quarter of 2007 included a $1 million restructuring provision, which is part of the charge related to the previously mentioned salaried workforce reduction program. Third quarter 2006 net sales and operating profit were $801 million and $192 million, respectively. Third quarter 2006 operating profit for U.S. Gypsum included the previously mentioned favorable effects of a $17 million pretax reversal of a reserve for asbestos-related claims.
     The decline in sales and operating profit in the third quarter of 2007 was attributable primarily to lower shipments and lower average realized selling prices for Sheetrock® brand gypsum wallboard. Third quarter 2007 operating profit was also reduced by higher per unit manufacturing costs versus last year’s third quarter primarily due to higher prices for energy, wastepaper and other raw materials. Third quarter 2007 gypsum wallboard costs were 6 percent higher than last year’s third quarter.
     U.S. Gypsum’s nationwide average realized price for Sheetrock brand gypsum wallboard was $122.68 per thousand square feet during the third quarter of 2007, compared with the all-time record level of $188.37 attained in last year’s third quarter and $141.97 reported in the second quarter of this year. Gypsum wallboard prices trended downward during the third quarter, but at a slower rate compared to earlier this year. Prices remain under pressure.
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     U.S. Gypsum shipped 2.35 billion square feet of wallboard during the third quarter of 2007, compared with 2.60 billion square feet shipped in the third quarter last year. U.S. Gypsum’s plants operated at approximately 80 percent of capacity during the third quarter of 2007, compared with 90 percent of capacity for the same period a year ago. The company estimates that the industry operated at 77 percent of capacity during the third quarter of 2007. For the first nine months of 2007, U.S. Gypsum’s shipments totaled 6.92 billion square feet, compared with 8.54 billion square feet shipped during the same period last year, a decline of 19 percent.
     Third quarter 2007 sales and profit for Durock® brand cement board and Fiberock® brand gypsum fiber panels improved versus last year’s third quarter due to higher selling prices and lower costs. Pricing also improved for Sheetrock brand joint treatment products, but this improvement was offset by higher manufacturing costs and lower shipments.
     During the third quarter of 2007, the company successfully launched two new manufacturing facilities on the East Coast. A new, low-cost wallboard facility in Norfolk, Virginia, replaces a high-cost 50-year-old line at the same location. The company also opened a new joint treatment facility in Baltimore, Maryland, during the quarter. These new facilities will improve customer service in the Mid-Atlantic region and reduce costs.
     The gypsum business of Canada-based CGC Inc. reported third quarter 2007 net sales of $79 million, which was $6 million lower than last year’s third quarter. Operating profit was break-even, compared with $13 million in the third quarter of 2006. The decline in net sales was largely attributable to lower selling prices for Sheetrock brand gypsum wallboard and lower gypsum wallboard shipments, particularly exports to the United States. Operating profit also was adversely
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affected by higher gypsum wallboard manufacturing costs, especially higher paper and other raw material costs. Results in the third quarter of 2007 include a $1 million restructuring provision, which is part of the charge related to the previously mentioned salaried workforce reduction program.
     USG Mexico S.A. de C.V., USG’s Mexican gypsum business, reported third quarter 2007 net sales of $52 million, compared with $47 million in last year’s third quarter. Sales increased largely due to higher shipments of complementary products such as construction plasters and DUROCK brand cement board. Operating profit was $7 million compared with $8 million in the same period last year. The decline was largely due to higher energy and raw material costs. A new gypsum wallboard manufacturing facility in Tecoman, Colima, Mexico, started operations during the third quarter and is serving Western Mexico and Latin America.
Building Products Distribution
     L&W Supply reported third quarter 2007 net sales of $614 million, a decline of $28 million, or 4 percent, versus the third quarter of 2006. Third quarter 2007 net sales reflect lower product volume and gypsum wallboard selling prices resulting from the weak residential construction market. The impact of recent acquisitions and increased sales related to non-residential construction activity partially offset these results.
     Overall, gypsum wallboard shipments declined 5 percent, while sales of other products increased 22 percent compared with last year’s third quarter. The modest decline in wallboard shipments and the 22 percent increase in sales of non-wallboard products reflects the positive impact of recently acquired businesses. L&W’s sales of ceilings products were up 53 percent compared to the third quarter of 2006, also largely due to recent acquisitions. The acquisitions completed by L&W in the past year, including California Wholesale Material Supply, Inc. (CALPLY), acquired in
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late March, and All Interior Supply, acquired late last year, contributed $154 million to third quarter 2007 net sales. Driven by lower product volumes and wallboard prices, same-location net sales for the third quarter of 2007 decreased 28 percent compared with the prior year’s third quarter. During the first nine months of 2007, L&W closed four locations in response to weak market conditions, but continues to serve its customers from other locations.
     Operating profit of $22 million in the third quarter of 2007 fell from $53 million reported for last year’s third quarter. The declines in wallboard shipments and profit margins that resulted from the weak residential market were the primary factors behind the decline in operating profit. Profit margins for most other product lines experienced only modest declines. Amortization expense related to intangible assets associated with recent acquisitions was $4 million in the third quarter of 2007 and further reduced operating profit.
Worldwide Ceilings
     USG’s Worldwide Ceilings business recorded third quarter 2007 net sales of $207 million, an improvement of $16 million versus last year’s third quarter. Operating profit was $23 million in the third quarter, up $5 million from the same period a year ago.
     USG Interiors reported third quarter 2007 net sales of $136 million and operating profit of $17 million. This compared favorably with net sales of $124 million and operating profit of $11 million in the third quarter of 2006. These results reflect improved average realized selling prices for ceiling tile and higher shipments of ceiling grid. These favorable results were partially offset by higher ceiling tile and grid manufacturing costs.
     USG International reported net sales and operating profit of $66 million and $4 million, respectively, in the third quarter of 2007. This compared with net sales of $64 million and operating profit of $5 million for the same period a year ago. The improvement in net sales primarily reflected
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increased demand for ceiling grid and joint compound in Europe and the favorable effects of currency translation. Operating profit fell largely due to lower volumes and selling prices in Latin America and higher selling and administrative expenses.
     The ceilings division of CGC Inc. reported net sales of $15 million and operating profit of $2 million in the third quarter of 2007. Net sales and operating profit for the same period a year ago were $14 million and $2 million, respectively. Improved pricing for ceiling grid was partially offset by lower selling prices for ceiling tile and higher grid manufacturing costs.
Other Consolidated Information
     Third quarter 2007 selling and administrative expenses totaled $90 million, a decline of $13 million versus the third quarter of 2006. The decline primarily reflects lower levels of incentive compensation, the impact of the previously mentioned salaried workforce reduction program and a companywide emphasis on reducing expenses. Selling and administrative expenses totaled $306 million for the first nine months of 2007, compared with $305 million for the same period a year ago. The $1 million increase was primarily due to higher levels of compensation and benefits, and costs associated with the first quarter 2007 move to a new corporate office, largely offset by lower levels of incentive compensation and the companywide emphasis on reducing expenses. Selling and administrative expenses were 6.7 percent and 7.6 percent of net sales in the third quarter and first nine months of 2007, respectively. This compares with 7.0 percent and 6.8 percent of net sales in the third quarter and first nine months of 2006, respectively.
     Interest expense of $22 million for the third quarter of 2007 included a charge of $4 million pretax ($3 million after-tax) to write off deferred financing fees. The financing fees were related to the corporation’s $500 million bank term loan that was repaid in late September. The bank loan was
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paid with the net proceeds received from a $500 million senior note offering completed in September and cash on hand. Interest expense of $85 million for the first nine months of 2007 included charges totaling $14 million pretax ($9 million after-tax) to write off deferred financing fees primarily due to the first quarter repayment of a tax bridge loan and the third quarter repayment of the bank term loan. Interest expense for the third quarter and first nine months of 2006 was $16 million and $539 million, respectively. These amounts included post-petition interest and fees of $8 million ($5 million after-tax) and $528 million ($326 million after-tax), respectively, related to pre-petition bankruptcy obligations.
     As of September 30, 2007, USG had $353 million of cash and cash equivalents on a consolidated basis, compared with $380 million as of June 30, 2007 and $565 million as of December 31, 2006. Total debt amounted to $1.238 billion as of September 30, 2007 compared with $1.239 billion as of June 30, 2007 and $2.504 billion as of December 31, 2006. Capital expenditures for the third quarter and first nine months of 2007 were $117 million and $341 million, respectively. Capital expenditures for the same periods last year were $87 million and $237 million, respectively. This increased level of spending is primarily associated with strategic investments to modernize and expand gypsum wallboard and complementary product line manufacturing capacity.
     A conference call is being held today at 10:00 A.M. Central Time (11:00 A.M. Eastern) during which USG senior management will discuss the corporation’s operational results. The conference call and presentation will be webcast simultaneously on the USG Web site, www.usg.com, in the Investor Information section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 19408422. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a
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telephonic replay of the call will be available for five days. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 19408422.
     USG Corporation is a Fortune 500 manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation subsidiaries. Headquartered in Chicago, USG serves the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.
# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and accordingly may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions, such as the levels of new home and other construction activity, employment levels, mortgage interest rates, housing affordability, currency exchange rates and consumer confidence; competitive conditions, such as price, service and product competition; shortages in raw materials; increases in raw material, energy, transportation and employee benefit costs; the timing of commencement of operation of new and upgraded manufacturing facilities; the loss of one or more major customers; capacity utilization rates; capital markets conditions and the availability of borrowings under our credit agreement; the results of a review by the Congressional Joint Committee on Taxation relating to the tax refund we received related to payments we made to the asbestos trust; our success in integrating acquired businesses; changes in laws or regulations, including environmental and safety regulations; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this release.

USG CORPORATION
CONSOLIDATED STATEMENT OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2007	2006	2007	2006
Net sales	$1,335	$1,478	$4,002	$4,516

Cost of products sold	1,217	1,132	3,470	3,413

Gross profit	118	346	532	1,103

Selling and administrative expenses	90	103	306	305

Provision for restructuring	3	—	18	—

Reversal of asbestos claims reserve	—	(17)	—	(44)

Chapter 11 reorganization expenses	—	2	—	10

Operating profit	25	258	208	832

Interest expense	22	16	85	539

Interest income	(5)	(16)	(18)	(23)

Other income, net	(2)	(2)	(4)	(2)

Earnings before income taxes	10	260	145	318

Income taxes	3	107	41	130

Net earnings	$7	$153	$104	$188

Earnings Per Common Share:
Basic	$0.07	$1.71	$1.07	$3.03
Diluted	0.07	1.71	1.07	3.03

Average common shares*	98,998,334	89,849,117	96,435,985	62,120,058
Average diluted common shares*	99,214,635	89,907,436	96,721,553	62,227,119

Other Information:
Depreciation, depletion and amortization	$46	$35	$133	$101
Capital expenditures	117	87	341	237

*	Average common shares and average diluted common shares outstanding are calculated in accordance with Financial Accounting Standard No. 128, “Earnings Per Share.”

Average common shares and average diluted common shares outstanding for the 2007 periods reflect the impact of the March 2007 equity offering.

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Nine Months
	ended September 30,		ended September 30,
	2007	2006	2007	2006
Net Sales:
North American Gypsum:
United States Gypsum Company	$592	$801	$1,908	$2,513
CGC Inc. (gypsum)	79	85	235	262
USG Mexico, S.A. de C.V.	52	47	142	130
Other subsidiaries*	22	25	61	70
Eliminations	(47)	(49)	(137)	(158)

Total	698	909	2,209	2,817

Building Products Distribution:
L&W Supply Corporation	614	642	1,772	1,926

Worldwide Ceilings:
USG Interiors, Inc.	136	124	396	388
USG International	66	64	206	177
CGC Inc. (ceilings)	15	14	45	44
Eliminations	(10)	(11)	(33)	(33)

Total	207	191	614	576

Eliminations	(184)	(264)	(593)	(803)

Total USG Corporation	$1,335	$1,478	$4,002	$4,516

Operating Profit (Loss):

North American Gypsum:
United States Gypsum Company	$(14)	$192	$97	$623
CGC Inc. (gypsum)	—	13	7	39
USG Mexico, S.A. de C.V.	7	8	20	23
Other subsidiaries*	5	6	9	12

Total	(2)	219	133	697

Building Products Distribution:
L&W Supply Corporation	22	53	93	164

Worldwide Ceilings:
USG Interiors, Inc.	17	11	37	42
USG International	4	5	10	13
CGC Inc. (ceilings)	2	2	7	9

Total	23	18	54	64

Corporate	(18)	(29)	(79)	(81)
Eliminations	—	(1)	7	(2)
Chapter 11 reorganization expenses	—	(2)	—	(10)

Total USG Corporation	$25	$258	$208	$832

*	Includes Gypsum Transportation Limited, a shipping company in Bermuda, and USG Canadian Mining Ltd., a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of	As of
	September 30,	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$353	$565
Restricted cash	—	6
Receivables (net of reserves — $18 and $16)	546	448
Inventories	379	348
Income taxes receivable	36	1,102
Deferred income taxes	42	169
Other current assets	78	69

Total current assets	1,434	2,707

Property, plant and equipment (net of accumulated depreciation and depletion — $1,209 and $1,108)	2,477	2,210
Deferred income taxes	270	187
Goodwill	228	154
Other assets	262	107

Total Assets	$4,671	$5,365

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$348	$303
Accrued expenses	258	358
Income taxes payable	5	38
Short-term debt	—	1,065

Total current liabilities	611	1,764

Long-term debt	1,238	1,439
Deferred income taxes	10	11
Other liabilities	684	617
Commitments and contingencies

Stockholders’ Equity:
Preferred stock	—	—
Common stock	10	9
Treasury stock	(204)	(208)
Capital received in excess of par value	2,605	2,176
Accumulated other comprehensive (loss)	(78)	(136)
Retained earnings (deficit)	(205)	(307)

Total stockholders’ equity	2,128	1,534

Total Liabilities and Stockholders’ Equity	$4,671	$5,365